Exhibit 99.2

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995


   In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (the Reform Act), Ball is hereby filing cautionary statements identifying important factors that could cause Ball's actual results to differ materially from those projected in forward-looking statements of Ball. Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements, and many of these statements are contained in Part I, Item 1, "Business," and incorporated by reference in Item 7. The Reform Act defines forward-looking statements as statements that express an expectation or belief and contain a projection, plan or assumption with regard to, among other things, future revenues, income, earnings per share or capital structure. Such statements of future events or performance involve estimates, assumptions, and uncertainties and are qualified in their entirety by reference to, and are accompanied by, the following important factors that could cause Ball's actual results to differ materially from those contained in forward-looking statements made by or on behalf of Ball.

   Some important factors that could cause Ball's actual results or outcomes to differ materially from those discussed in the forward-looking statements include, but are not limited to, fluctuation in customer growth and demand, weather, fuel costs and availability, regulatory action, Federal and State legislation, interest rates, labor strikes, maintenance and capital expenditures and local economic conditions. In addition, Ball's ability to have available an appropriate amount of production capacity in a timely manner can significantly impact Ball's financial performance. The timing of deregulation and competition, product development and introductions and technology changes are also important potential factors. Other important factors include the following:

   Difficulties in obtaining raw materials, supplies, power and natural resources needed for the production of metal and plastic containers as well as telecommunications and aerospace products could affect Ball's ability to ship containers and telecommunications and aerospace products.

   The pricing of raw materials, supplies, power and natural resources needed for the production of metal and plastic containers as well as telecommunications and aerospace products, pricing and ability to sell scrap associated with the production of metal containers and the effect of changes in the cost of warehousing the Company's products could adversely affect the Company's financial performance.

   Technological or market acceptance issues regarding the business of EarthWatch, performance failures and related contracts or subcontracts, the success or lack of success of the satellite launches and business of EarthWatch, the failure of EarthWatch to receive additional financing needed for EarthWatch to continue to make payments, or any events which would require the Company to provide additional financial support for EarthWatch Incorporated.

   The inability to achieve technological advances in the Company's businesses.

   Cancellation or termination of government contracts for the U.S. Government, other customers or other government contractors.

   The effects of, and changes in, laws, regulations, other activities of governments (including political situations and inflationary economies), agencies and similar organizations, including, but not limited to, those effecting frequency, use and availability of metal and plastic containers, the authorization and control over the availability of government contracts and the nature and continuation of those contracts and the related services provided thereunder, the use of remote sensing data and changes in domestic and international tax laws could negatively impact the Company's financial performance.

   The effects of changes in the Company's organization or in the compensation and/or benefit plans; any changes in agreements regarding investments or joint ventures in which the Company has an investment; the ability of the Company to acquire other businesses; the amount, type or cost of the Company's financing and changes to that financing, could adversely impact Ball's financial performance.

   Risks involved in purchasing and selling products and services and receiving payments in currencies other than the U.S. dollar. The devaluation of international currencies and the ability to refinance M.C. Packaging and to obtain adequate credit resources for foreseeable financing requirements of the Company's businesses.